Consent of Independent Registered Public Accounting Firm

The Board of Directors
Statoil ASA

We consent to the incorporation by reference in the registration statement (No. 333 168426) on Form S-8  of Statoil ASA and  the registration statement (No. 333-188327) on Form F-3 of Statoil ASA and Statoil Petroleum AS of our reports dated 14 March 2014, with respect to the consolidated balance sheets of Statoil ASA as of 31 December  2013 and 2012, and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the years in the two-year period ended 31 December 2013, and the effectiveness of internal control over financial reporting as of  31 December 2013, which reports appear in the 31 December 2013 annual report on Form 20-F of Statoil ASA. The audit report covering the 31 December 2013 financial statements refers to changes in the policy for presentation of changes in current financial investments in the statement of cash flows and classification of certain royalties.

/ s/ KPMG AS

Stavanger, Norway
21 March 2014